Exhibit 99.1

THE WENDY’S COMPANY ANNOUNCES PLANNED SUCCESSION

FOR CHIEF PEOPLE OFFICER ROLE

Scott Weisberg Expected to be Succeeded by Coley O’Brien

After Effective Transition of Duties

Dublin, Ohio (October 6, 2017) – The Wendy’s Company (NASDAQ: WEN) announced today that Chief People Officer Scott Weisberg intends to leave the Company once he completes an effective transition process over the next several months. After a successful tenure with Wendy’s® that started in 2012, Weisberg is expected to transition his responsibilities in the first quarter of 2018 to Coley O’Brien, currently Vice President of Human Resources. Subject to final Board approval, O’Brien is expected to succeed Weisberg in the Chief People Officer role and join the senior leadership team reporting to President and Chief Executive Officer Todd Penegor. O’Brien joined the Company in 2007 as National Director of Operations Training and has been successively promoted through Operations and Human Resources leadership roles over the past 10 years.

“Scott Weisberg has been an architect of the growth and success of our organization over the last five years,” said Penegor. “He was one of the first people hired by former CEO Emil Brolick as the Company embarked on the brand transformation that has resulted in multiple years of same restaurant sales growth, a highly relevant consumer-facing brand, and an employee and franchise community that is stronger and more engaged than ever. We are grateful for Scott’s many contributions to that success, particularly the development of more sophisticated people capabilities and processes that have been critical to our growth.”

“At the same time, I am highly confident in our succession plans and will be pleased to welcome Coley O’Brien to my leadership team next year. Coley has played an integral role in key initiatives such as System Optimization with the successful transfer of talent and organizational capability as the Company refranchised the majority of its restaurants. His leadership of our field operations training organization has transformed and modernized our learning systems, delivering customized programs for the 250,000 Wendy’s crew members, managers and multi-unit operators who bring the Wendy’s vision to life every day for customers in more than 6,500 restaurants.”

The Company expects that Weisberg will remain with the Company through March of 2018. Pending final Board approval, the Company expects that O’Brien will assume the Chief People Officer duties in early 2018, ensuring a smooth transition of responsibilities through the year-end 2017 reporting period.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 30 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:

Peter Koumas

Director - Investor Relations

(614) 764-8478; peter.koumas@wendys.com

Media Contact:

Heidi Schauer

Director - Corporate Communications

(614) 764-3368; heidi.schauer@wendys.com